OAK VALUE TRUST

                           CODE OF ETHICS FOR OFFICERS


PURPOSES OF THE CODE
--------------------

The reputation and integrity of the Oak Value Trust (the "Fund") are valuable assets that are vital to the Fund's success. Each officer of the Fund (set forth in Exhibit A) is responsible for conducting the Fund's business in a manner that demonstrates a commitment to the highest standards of integrity.

The Fund has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act of 1940. The Fund's Rule 17j-1 Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or directors know about present or future Fund transactions, have the power to influence those transactions; and engage in securities transactions in their personal account(s).

The Fund has chosen to adopt this Code of Ethics for Officers to encourage its officers to act ethically and to question potentially unethical or illegal practices, and to strive to ensure that the Fund's financial disclosures are complete, accurate, and understandable. This Code of Ethics for Officers should be read in conjunction with the Fund's other policy statements, including its Rule 17j-1 Code and its Disclosure Controls and Procedures.


PRINCIPLES FOR THE HANDLING OF FINANCIAL INFORMATION
----------------------------------------------------

The Fund has adopted the following principles to govern the manner in which officers perform their duties. Persons subject to these guidelines include any Fund officer or employee who performs a similar function or who participates in the preparation of any part of the Fund's financial statements. Specifically, persons subject to this Code shall:

o    Act with honesty and integrity

o Avoid actual or apparent conflicts of interest with the Fund in personal and professional relationships

o Provide information to the Fund's employees and service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable

o Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund's periodic reports

o Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code

o    Act  in  good  faith,  responsibly,  and  with  due  care,  competence  and
     diligence,   without   misrepresenting   material  facts  or  subordinating
     independent judgment to another end

o Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated

o Record (or participate in the recording of) entries in the Fund's books and records that are accurate

o    Refrain from using confidential information for personal advantage


VIOLATIONS OF THE CODE
----------------------

Any action that directly or indirectly contravenes one or more of the Principles outlined above shall be treated as a violation of this Code unless good cause for such apparent contravention is found to exist.

Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this Code, regardless of whether this Code refers to that particular conduct.

A violation of this Code may result in disciplinary action, up to and including termination of employment. The Fund must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non-criminal violations.


ENFORCEMENT OF THE CODE
-----------------------

VIOLATIONS

All persons subject to this Code who observe, learn of, or, in good faith, suspect a current or threatened violation of the Code must immediately report the violation in writing to the Compliance Officer, another member of the Fund's senior management, or to the Audit Committee of the Board. An example of a possible Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

DISCLOSURES

All persons subject to this Code shall file a letter (a "Disclosure Letter") regarding any transaction or relationship that reasonably appears to involve an actual or apparent conflict of interest with the Fund within ten days of becoming aware of such transaction or relationship. A Disclosure Letter should be prepared regarding these transactions or relationships whether you are involved or have only observed the transaction or relationship. All Disclosure Letters shall be submitted to the Compliance Officer, or if it is not possible to disclose the matter to the Compliance Officer, then the Disclosure Letter shall be submitted to another member of the Fund's senior management or to the Audit Committee of the Board.

An executive officer of the Fund or the Audit Committee will review all Disclosure Letters and determine whether further action is warranted. All determinations will be documented in writing and will be maintained by the Compliance Officer or other appropriate officers of the Fund.


OUTSIDE SERVICE PROVIDERS

Because service providers to the Fund, such as the Administrator, Sub-Administrator, outside accounting firm, and custodian, provide much of the work relating to the Fund's financial statements, you should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. You should report these actions to the Compliance Officer even if you know, or think, that the service provider has its own code of ethics covering persons who are Fund officers or employees.


NON-RETALIATION POLICY

Officers and employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.


ANNUAL CERTIFICATION
--------------------

Officers will receive training on the contents and importance of this Code and related policies and the manner in which violations must be reported and how Disclosure Letters must be submitted. Each Officer will be asked to certify on an annual basis that he/she is in full compliance with the Code and any related policy statements.


QUESTIONS ABOUT THE CODE
------------------------

The Fund's Board of Trustees has designated Mark J. Seger to be the Compliance Officer for purposes of implementing and administering this Code. Any questions about this Code should be directed to the Compliance Officer.





Adopted:  November 8, 2005

                                                                       EXHIBIT A

                     Persons Covered by this Code of Ethics
                     --------------------------------------

                               Larry D. Coats, Jr.
                                Robert G. Dorsey
                                  Mark J. Seger
                                 John F. Splain
                               Margaret C. Landis
                               Bonnie P. Stephens
                                Theresa M. Bridge
                                 Wade R. Bridge
                                  Craig J. Hunt